Exhibit 3.1

Delaware	Page 1
The First State

I, CHARUNI PATIBANDA-SANCHEZ, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF “HANMI FINANCIAL CORPORATION”, FILED IN THIS OFFICE ON THE TWENTY-EIGHTH DAY OF MAY, A.D. 2025, AT 3:33 O`CLOCK P.M.

3190250 8100
SR# 20252740101	Authentication: 203806941
You may verify this certificate online at corp.delaware.gov/authver.shtml	Date: 05-29-25

STATE OF DELAWARE

CERTIFICATE OF AMENDMENT

OF CERTIFICATE OF INCORPORATION

The corporation organized and existing under and by virtue of the General

Corporation Law of the State of Delaware does hereby certify:

FIRST: That at a meeting of the Board of Directors of
Hanmi Financial Corporation

resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing the Article thereof numbered "XI " so that, as
amended, said Article shall be and read as follows:

To the fullest extent permitted by the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended, a director or officer of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of his/her fiduciary duty as a director or officer with respect to any acts or omissions in the performance of his or her duties as a director or officer of the Corporation. No amendment to or repeal of this Article XI shall apply to or have any effect on the liability or alleged liability of a director or officer of the Corporation for or with respect to any acts or omissions of such director or officer occurring prior to such amendment or repeal. If the General Corporation Law of the State of Delaware is amended to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of directors or officers shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of the State of Delaware, as so amended.

SECOND: That thereafter, pursuant to resolution of its Board of Directors, a special meeting of the stockholders of said corporation was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of

Delaware.

IN WITNESS WHEREOF, said corporation has caused this certificate to be signed this 28th day of May , 2025 .

By:
Authorized Officer
	Title:	President and Chief Executive Officer

	Name:	Bonita I. Lee
Print or Type
State of Delaware Secretary of State Division of Corporations Delivered 03:33 PM 05/28/2025 FILED 03:33 PM 05/28/2025 SR 20252740101 - File Number 3190250